EXHIBIT 99.1

Psychemedics Corporation Welcomes Drew Reynolds to Its Board of Directors and Announces the Retirement of Harry Connick From His Director Role

ACTON, Mass., March 22, 2022 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD), the world’s largest provider of hair testing for drugs of abuse, is pleased to welcome Andrew “Drew” M. Reynolds to the Psychemedics Board of Directors effective April 4th, 2022. Mr. Reynolds will also serve as a member of the Audit, Compensation, and Nominating and Governance Committees.

Mr. Reynolds currently serves as a board director and independent consultant to a number of companies. He has over 25 years-experience and has held positions in strategy, corporate development, sales and marketing, both domestically and internationally. He has a strong track record of driving profitable growth and creating value at private and public technology companies. During his career, he has been an advocate for shareholders and the effective use of investor capital in both his operating and board roles.

“We are extremely pleased that Drew has agreed to join our Board of Directors,” said Raymond C. Kubacki, CEO. “Drew comes to us with extensive global experience and a wide range of skills in revenue-driving positions such as business development, sales/marketing, mergers and acquisitions and partnerships. In addition, Drew’s direct, hands-on operational experience, as well as his work in the trucking market, one of our key verticals, makes him an exceptionally strong match for us. He will be a terrific addition as we plan to accelerate Psychemedics’ growth and profitability during these challenging but exciting times ahead.”

The Company is also announcing that Harry Connick plans to retire from the Psychemedics Board of Directors effective April 4th, 2022. Mr. Connick has served as a board director for over 18 years and has been a member of the Audit, Compensation, and Nominating and Governance Committees. Previously, Mr. Connick served with great distinction as the District Attorney of the Orleans Parish in Louisiana for 30 years.

“I would like to thank Harry for his long-term contributions to our company’s Board; and for his commitment and dedication to addressing the serious problem of drug abuse. Harry is, and always has been, a difference-maker in helping other people. His leadership role and focus on deterring high school students from making poor choices about drugs has been extremely significant for the young people of our country, as well as for our Company.”

BIOGRAPHY OF DREW REYNOLDS

Currently, Drew serves as an independent director for AddSecure, a Stockholm, Sweden based provider of Internet of Things (IoT) solutions including security, surveillance, and safety communication systems; Idle Smart, an early-stage provider of idle and battery power management solutions for large transport vehicles; and Linxup (fka Agilis Systems), a SaaS-based provider of trucking fleet telematics and tracking solutions. Drew is also on the advisory board of Locomation, an autonomous trucking company providing aftermarket solutions for large commercial transport vehicles. Beyond his board responsibilities, Drew provides consulting services to a variety of enterprise software and IoT companies, and these engagements are typically focused on business strategy or supporting buy-side and sell-side M&A.

Over the course of his career as a corporate development executive, Drew has created clear strategies by working collaboratively with boards and with executive team colleagues. By using his relationship skills to work cross-functionally, and by managing and coaching teams, he has executed on critical initiatives that support those strategies. This work has contributed to the creation of billions of dollars in equity value. Prior to his role as an advisor, Drew spent almost six years as the SVP of Global Business and Corporate Development at Fleetmatics, PLC, a provider of truck fleet tracking and mobile workforce management software. At Fleetmatics, Drew reported to the CEO and was responsible for strategy, M&A, integration, and partnerships. After supporting Fleetmatics’ IPO process, he executed six cross-border acquisitions that expanded the company’s product set, created its mainland European business, and made a substantial impact on its subscriber growth. Drew also built and managed the company’s data sales effort, as well as leading its expansion into Latin America. Fleetmatics was acquired by Verizon for $2.4B in November of 2016, and he managed that transaction for the Company.

Before Fleetmatics, Drew spent over a decade in leadership roles in strategy and corporate development at three publicly traded companies, Art Technology Group, an ecommerce software provider that was sold to Oracle in 2011 for $1B, Hyperion Solutions, financial and analytics software applications that was sold to Oracle for $3.3B, and CMGI, a venture capital and investment company. During that period, he managed acquisitions and subsequent integrations of public, private, and international companies.

Earlier in his career, he was a management consultant advising large enterprises across a range of industries on strategic and operational issues. He also spent four years as a software sales executive at Transition Systems, Inc., a healthcare focused software solutions company. Drew was the largest revenue contributor and recognized as ‘Salesman of the Year’ during the year of its successful IPO. Drew received his MBA from Cornell University and his undergraduate degree from Dartmouth College.

ABOUT PSYCHEMEDICS

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods. The Psychemedics web site is www.psychemedics.com.

Contact: Raymond C. Kubacki, Chairman, President and CEO
Phone: (978) 206-8220